Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of March 31, 2025, is by and among Nightfood Holdings, Inc., a Nevada corporation (“Buyer”), Skytech Automated Solutions Inc. (“Company”), Philip David Garcia, Ruben Garcia, Robb Floco, Jordan Ellis, and Ried Floco (each a “Seller” and, collectively, the “Sellers”). Each of the parties to this Agreement is individually referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

RECITALS

WHEREAS, Buyer is a company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and its shares of common stock, $0.001 par value per share, are quoted for public trading on the OTCQB market operated by the OTC Markets Group, Inc. (the “OTC”);

WHEREAS, Buyer wishes to acquire Company for a total purchase price of $6,200,000 through an exchange between Buyer and the Sellers of the Buyer Exchange Shares and Buyer Earnout Shares for all issued and outstanding shares of common stock, $10.00 par value per share, of Company (the “Company Common Stock”) owned by the Sellers;

WHEREAS, the Sellers collectively own 100% of the Company Common Stock, and in accordance with the Company’s bylaws have approved this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the respective boards of directors of Buyer and Company have each unanimously (i) determined that it is in the best interests of each entity and its respective stockholders, and declared it advisable to enter into this Agreement; and (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Exchange, in accordance with, respectively, the Nevada Revised Statutes and the General Corporation Law of Delaware, each as amended;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Exchange will be conducted in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder; and

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), so that the Exchange shall qualify as a tax free reorganization under the Code, that the Exchange shall also qualify as a transaction in securities exempt from registration or qualification under the Securities Act, and the parties intend this Agreement to qualify as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g), 1.368-3(a) and any related regulations corresponding to Section 368(a)(1)(B).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

SHARE EXCHANGE

1.1. The Share Exchange. On the terms set forth in this Agreement, at the Closing: (a) each Seller shall sell, transfer, convey, assign and deliver to Buyer such Seller’s shares of Company Common Stock, free and clear of all Liens and other encumbrances; and (b) Buyer shall issue the Buyer Exchange Shares pro rata to the Sellers (the “Exchange”).

1.2. Purchase Price. The aggregate purchase price for the Company Common Stock shall be $6,200,000 (“Purchase Price”), which shall be comprised of the Buyer Exchange Shares and the Buyer Earnout Shares.

(a) Buyer Earnout Shares. As of each June 30 fiscal year end (“Earnout Period”), Buyer shall issue to the Sellers, in accordance with their Pro Rata Portion, the Buyer Earnout Shares when the annual revenue for such applicable fiscal year is $5,000,000 (“$5M Revenue Target”), $10,000,000 (“$10M Revenue Target”), $25,000,000 (“$25M Revenue Target”), or $50,000,000 (“$50M Revenue Target,” collectively, the “Revenue Targets”).

1.3. Closing. The closing (the “Closing”) of the Exchange and transactions contemplated hereby shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) and remotely by the exchange of documents and signatures, or their electronic counterparts.

1.4. Closing Deliverables. At the Closing:

(a) Company shall deliver to Buyer:

(i)	the Company Disclosure Schedules;

(ii)	the Company Common Stock by book-entry form and shall also deliver a copy of the stock ledger of Company evidencing that Buyer is the sole holder of the Company Common Stock as of the Closing Date; and

(iii)	a certificate of the Secretary (or other officer) of Company, dated as of the Closing Date and signed by a duly authorized officer of Company, that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Exchange.

(b) Buyer shall deliver:

(i)	to each Seller the Buyer Exchange Shares, in accordance with their Pro Rata Portion, by book-entry form and shall also deliver a copy of the stock ledger of Buyer evidencing that each Seller is the holder of such Seller’s Buyer Exchange Shares as of the Closing Date; and

(ii)	to Company a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that attached thereto are true and complete copies of all resolutions adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Exchange.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Company Disclosure Schedules, each of the Sellers hereby, severally and not jointly, represent and warrant to Buyer as follows:

2.1. Good and Valid Title. Such Seller is the record and beneficial owner, and has good and marketable title to the Company Common Stock to be sold by such Seller hereunder, with the right and authority to sell and deliver such SWC Common Stock, free and clear of all Liens, and, upon consummation of the transfer of such Company Common Stock as contemplated hereby, Buyer shall have good and valid title to such Company Common Stock free and clear of any Liens.

2.2. Power and Authority. Such Seller has the legal power, capacity and authority to execute and deliver this Agreement and each transaction document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the transactions hereunder. All acts required to be taken by such Seller to enter into this Agreement, to deliver each transaction document to which it is a party and to carry out the transactions hereunder have been properly taken. This Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.3. No Conflicts. The execution and delivery of this Agreement by such Seller and the performance by such Seller of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to such Seller; and (c) will not violate or breach any contractual obligation to which such Seller is a party.

2.4. Litigation. Except as set forth in Section 2.4 of the Company Disclosure Schedules, there is no Legal Action pending or, to such Seller knowledge, threatened against such Seller, that involves the Company Common Stock or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions hereunder and, to the knowledge of such Seller, no such Legal Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Legal Action.

2.5. Accredited Investor. Such Seller is an “accredited investor” as defined in Rule 501 under the Securities Act.

2.6. Purchase Entirely for Own Account. The Buyer Exchange Shares to be acquired by the such Seller hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and such Seller has no present intention of selling or otherwise distributing the Buyer Exchange Shares, except in compliance with applicable securities laws and as defined within Section 5.2.

2.7. Available Information. Such Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Buyer, and such Seller hereby acknowledges that it has had the opportunity review all publicly available information concerning Buyer, including, but not limited to all filings made by Buyer to the SEC pursuant to the Securities Exchange Act of 1934, as amended.

2.8. Non-Registration. Such Seller understands that the Buyer Exchange Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein.

2.9. Restricted Securities. Such Seller understands that the shares comprising the Buyer Exchange Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by such Seller pursuant hereto, the Buyer Exchange Shares would be acquired in a transaction not involving a public offering. The issuance of the Buyer Exchange Shares hereunder has not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Buyer Exchange Shares is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering. Such Seller further acknowledges that if the Buyer Exchange Shares are issued to such Seller in accordance with the provisions of this Agreement, such Buyer Exchange Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Such Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10. Legends. Such Seller hereby understands and agrees that any certificates for the Buyer Exchange Shares shall bear to the following legend, or one substantially similar:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT: (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the correspondingly numbered Section of the disclosure schedules delivered by Company to Buyer (“Company Disclosure Schedules”), Company hereby represents and warrants to Buyer as follows:

3.1. Organization, Standing and Corporate Power. Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Company, a material adverse effect on the ability of Company to perform its obligations under this Agreement or on the ability of Company to consummate the transactions hereunder (collectively, a “Company Material Adverse Effect”). Company has delivered to Buyer true and complete copies of the Company Certificate of Incorporation, Company Bylaws, organizational documents and other constituent formation and governing documents of Company, in each case as amended through the date of this Agreement.

3.2. Capital Structure. The authorized capital stock of Company consists of 100 shares of common stock, $10.00 par value per share, representing 100% of the capital stock of the Company, all of which are issued and outstanding and held by the Sellers collectively. No other classes of shares or other voting securities of Company are issued or reserved for issuance or outstanding. All outstanding capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of Delaware, the Company Certificate of Incorporation, or any contract to which Company is a party or otherwise bound. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Company is a party or by which Company is bound that (a) obligates Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Company, (b) obligates Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Company. As of the date of this Agreement, there are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any capital stock of Company.

3.3. Authority; Execution and Delivery; Enforceability. Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions hereunder. The execution and delivery by Company of this Agreement and the consummation by Company of the transactions hereunder have been duly authorized and approved by the Board of Directors and stockholders of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and the transactions hereunder. When executed and delivered, this Agreement will be enforceable against Company in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.4. No Conflicts; Consents. The execution and delivery by Company of this Agreement does not, and the consummation of the transactions hereunder and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Company [or any of its subsidiaries under], any provision of (i) the Company Certificate of Incorporation, or other comparable charter or organizational documents of Company, (ii) any material contract to which Company is a party or by which its properties or assets is bound or (iii) any material judgment, order or decree or material Law applicable to Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.5. Compliance with Applicable Laws. Except for any required filings under applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions hereunder. Company has conducted its business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.6. Material Contracts. All “material” contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral, to which Company is a party or by which it or any of its assets, products, technology, or properties are bound have been disclosed and delivered to Buyer. A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which is in effect as of the date of this Agreement and involves aggregate obligations of at least $[15,000].

3.7. Intellectual Property.

(a) The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b) Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of its business as currently conducted or as proposed to be conducted (the “Company Intellectual Property”), free and clear of all Liens. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and its rights thereto.

(c) The conduct of Company’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any person. No person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

3.8. Insurance. Company has disclosed to Buyer all insurance policies maintained by Company or its Affiliates relating to the assets, business, operations, employees, officers, and directors of Company (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Company nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Company or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by persons conducting a business similar to Company and are sufficient for compliance with all applicable Laws and Contracts to which Company is a party or by which it is bound.

3.9. Employee Benefit Matters. Company has not adopted any form of “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA.

3.10. Employment Matters.

(a) Company has disclosed to Buyer (i) all employees, independent contractors, and consultants of Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any contracts entered into between Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of Company for services performed on or prior to the Closing Date have been paid in full.

(b) Company is and has been in compliance in all material respects with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

3.11. Financial Statements. Complete copies of Company’s unaudited financial statements consisting of the balance sheet of Company as of December 31, 2024 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended, and as of March 31, 2025 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with sound accounting practices and are based on the books and records of Company, which books and records are complete and correct in all material respects and have been regularly kept and maintained. The Financial Statements fairly present the financial condition of Company as of the respective dates they were prepared and the results of the operations of Company for the periods indicated.

3.12. Taxes.

(a) On October 6, 2023, Company was formed as a Delaware corporation. The fiscal year for Company concludes on December 31st. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b) Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. Company has no Liability for Taxes of any person (other than Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Company.

(d) Company is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

3.13. Bank Accounts. Company has disclosed to Buyer, with respect to each account of Company with any bank, broker, merchant processor, or other depository institution: (i) the name and account number of such account; (ii) the name and address of the institution where such account is held; (iii) the name of any person(s) holding a power of attorney with respect to such account, if any; and (iv) the names of all authorized signatories and other persons authorized to withdraw funds from each such account.

3.14. Litigation. Except as disclosed in Section 3.14 of the Company Disclosure Schedules, there is no Legal Action pending or, to Company’s knowledge, threatened against or by Company or any Affiliate of Company: (i) relating to or affecting Company or any of Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Action.

3.15. Real Property; Title to Assets. Except as disclosed in Section 3.15 of the Company Disclosure Schedules, Company does not own any real property or have any leasehold (or subleasehold) interests in any real property.

3.16. Brokers. No broker, investment banker or other person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the Exchange based upon arrangements made by or on behalf of Company.

3.17. Undisclosed Liabilities. Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Financial Statements; and (b) those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

3.18. Disclosure. All disclosure provided to Buyer regarding Company and its business, furnished by or on behalf of Company in connection with this Agreement (including Company’s representations and warranties set forth in this Agreement) are true, complete and accurate in all material respects. No statement herein contains any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer SEC Documents and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), Buyer hereby represents and warrants to Company and the Sellers as follows:

4.1. Organization; Standing and Corporate Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or on the ability of Buyer to consummate the Exchange.

4.2. Authorization; Validity. Buyer has full right, power and authority to enter into this Agreement, as provided herein and to perform all of its duties and obligations under this Agreement and this Agreement and no other action or consent on the part of Buyer, its board of directors, stockholders, or any other person is necessary or required by Buyer to execute this Agreement, consummate the Exchange contemplated herein and perform all of its obligations hereunder. The execution and delivery of this Agreement will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the Buyer Charter and Buyer Bylaws, or other governing documents. All necessary and appropriate corporate action has been taken on the part of Buyer to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement and contract of Buyer, enforceable against Buyer in accordance with its respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

4.3. Capital Structure; OTCQB.

(a) The authorized capital stock of Buyer consists of (i) 200,000,000 shares of common stock, $0.001 par value per share, of which 128,957,407 shares are issued and outstanding as of March 28, 2025; (ii) 10,000 shares of Series A Super Voting Preferred Stock, $0.001 par value per share of which 1,000 shares are issued and outstanding as of the date of this Agreement; (iii) 5,000 shares of Series B Convertible Preferred Stock, $0.001 par value per share, of which 1,950 shares are issued and outstanding as of the date of this Agreement; (iv) 500,000 shares of Series C Convertible Preferred Stock, $0.01 par value per share, of which 98,666 shares are issued and outstanding as of the date of this Agreement; and (v) 100,000 shares of Series D Convertible Preferred stock, $0.001 par value per share, of which 3,334 shares are issued and outstanding as of the date of this Agreement. All of the outstanding capital stock of NGTF are validly issued, fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws. The NGTF Common Stock is currently quoted on the OTCQB marketplace operated by the OTC Markets Group under the trading symbol “NGTF”.

(b) When issued, the Series C Preferred Stock will be duly authorized and, shall be duly issued, fully paid and non-assessable.

4.4. No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement and the consummation of the Exchange contemplated hereby will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

4.5. Compliance With Laws. As of the date hereof, Buyer has been in material compliance with, all Laws applicable to Buyer. As of the date hereof, no Governmental Entity has issued any notice or notification stating that Buyer or any of its subsidiaries is not in compliance with any Law in any material respect.

4.6. Litigation. There are no Legal Actions pending or, to the knowledge of Buyer threatened against Buyer, at law or in equity, before any court or other governmental agency or instrumentality, or before any arbitrator of any kind. Buyer has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality.

4.7. Brokers. No broker, investment banker or other person is or may be entitled to any broker’s, finder’s, or other similar fee or commission in connection with the Exchange based upon arrangements made by or on behalf of Buyer.

4.8. Disclosure. All disclosure provided to Company regarding Buyer and its business, furnished by or on behalf of Buyer in connection with this Agreement (including Buyer’s representations and warranties set forth in this Agreement) is complete and accurate in all material respects. No statement herein contains any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS

5.1. Management Performance-Based Equity Grants. At anytime during their employment with Buyer, Sellers shall be eligible to receive, in accordance with their Pro Rata Portion, restricted stock awards based on the achievement by the Company of certain revenue-based and EBITDA-based annual performance targets set forth in this Section 5.1, which shall be determined by Buyer, in its sole discretion, as of each June 30 fiscal year end. The Revenue-Based Equity Grants and the EBITDA-Based Equity Grants are awards each to be issued once, independent of each other, and cumulative, and shall be issued based on a 30-Day VWAP calculation.

(a) Revenue-Based Equity Grants. Management shall be eligible to receive an aggregate amount of restricted stock equivalent to $35,000,000, which shall be granted in accordance with the following “Company Revenue Schedule” (the awards thereunder, collectively, the “Revenue-Based Equity Grants”):

Revenue	Restricted Stock Award
$50,000,000	3.0%
$100,000,000	3.5%
$150,000,000	4.0%
$200,000,000	4.5%
$300,000,000	5.0%

(b) EBITDA-Based Equity Grants. Management shall be eligible to receive an aggregate amount of restricted stock equivalent to $18,110,000, which shall be granted in accordance with the following “Company EBITDA Schedule” (the awards thereunder, collectively, the “EBITDA-Based Equity Grants”):

EBITDA	Restricted Stock Award
$1,000,000	2%
$3,000,000	3%
$5,000,000	4%
$10,000,000	5%
$20,000,000	6%
$30,000,000	7%
$50,000,000	8%
$100,000,000	10%

5.2. Lock-Up. Each Seller shall not, during the Lock-up Period, (a) offer, pledge, hypothecate, assign, sell (including, without limitation, any short sale whether or not against the box), contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Buyer Exchange Shares or any securities convertible into or exercisable or exchangeable for the Buyer Exchange Shares or any rights thereto (including Buyer Common Stock or such other securities convertible into or exercisable or exchangeable for Buyer Exchange Shares that may be deemed to be beneficially owned by such Seller in accordance with the rules and regulations of the SEC) (collectively, the “Restricted Buyer Securities”) or publicly disclose the intention to make any such offer, sale, pledge or disposition or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Buyer Exchange Shares or such other securities convertible into or exercisable or exchangeable for Buyer Exchange Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of the Buyer Common Stock or such other securities convertible into or exercisable or exchangeable for the Buyer Exchange Shares, in cash or otherwise; provided, that such Seller may transfer the Restricted Buyer Securities to investors and creditors of such Seller so long as each transferee agrees to comply with the lock-up restrictions of this Section 5.1 until the expiration of the Lock-up Period. Each Seller shall not, during the Lock-up Period, directly or indirectly limit its right, title or interest or right to vote in any manner any of the Restricted Buyer Securities, or agree to do any of the following: (i) grant any proxies or powers of attorney with respect to any of the Restricted Buyer Securities, deposit any of the Restricted Buyer Securities into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Restricted Buyer Securities in contravention of the obligations of such Seller under this Agreement, (ii) permit any Restricted Buyer Securities to be, or become subject to any liens or (iii) take any other action that would in any way restrict, limit or interfere with the performance of such Seller’s obligations hereunder or the Exchange contemplated by this Agreement. In furtherance of the foregoing, Buyer and any duly appointed transfer agent for the transfer of the Restricted Buyer Securities are hereby authorized to decline to make any transfer of Restricted Buyer Securities if such transfer would constitute a violation or breach of this Section 5.1. The term “Lock-up Period” means the period commencing on the Closing Date and ending six (6) months thereafter, unless earlier terminated by Buyer in its sole discretion.

5.3. Seniority of Series B Preferred Stock. Such Seller acknowledges and agrees that the Series C Preferred Stock shall be junior in preference and priority to the Series B Preferred Stock with respect to dividends, assets or other rights.

5.4. Further Assurances. Each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION

6.1. Survival of Representations and Warranties. The representations and warranties made herein shall survive the Closing and remain in full force and effect until the first anniversary of the Closing Date, provided, that the representations and warranties in Section 3.12 (Taxes) shall survive until the applicable statute of limitations.

6.2. Indemnification by Sellers. Sellers, severally and not jointly, in accordance with their Pro Rata Portion, agree to indemnify Buyer as of the date of execution of this Agreement against Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

6.3. Indemnification by Company. Company agrees to indemnify Buyer and each of the officers, directors and agents of Buyer as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article III of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

6.4. Indemnification by Buyer. Buyer agrees to indemnify Company and each of the officers, directors and agents of Company as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article IV of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

ARTICLE VII

MISCELLANEOUS

7.1. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on the signature page hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1).

7.2. Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

7.3. Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada.

7.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Exchange is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Exchange are fulfilled to the extent possible.

7.5. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

7.6. Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Exhibits (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Exchange and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

(Signature pages follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NIGHTFOOD HOLDINGS, INC.

By:	/s/ Lei Sonny Wang
Lei Sonny Wang
Chief Executive Officer

SKYTECH AUTOMATED SOLUTIONS INC.

By:	/s/ Philip David Garcia
Philip David Garcia
Chief Executive Officer

SELLERS:

By:	/s/ Philip David Garcia
Philip David Garcia

By:	/s/ Jordan Ellis
Jordan Ellis

By:	/s/ Ruben Garcia
Ruben Garcia

By:	/s/ Robb Floco
Robb Floco

By:	/s/ Ried Floco
Ried Floco

APPENDIX A

DEFINITIONS

Affiliate of a person shall mean any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Buyer Bylaws shall mean the Bylaws of Nightfood Holdings, Inc.

Buyer Charter shall mean the Articles of Incorporation of Nightfood Holdings, Inc.

Buyer Common Stock shall mean the shares of common stock, $0.001 par value per share, of NGTF.

Buyer Earnout Shares means, with respect to (i) the $5M Revenue Target or $10M Revenue Target, that number of shares of Series C Preferred Stock equal to the quotient obtained by dividing (x) $500,000 divided by the 30-Day VWAP by (y) 6000; (ii) the $25M Revenue Target that number of shares of Series C Preferred Stock equal to the quotient obtained by dividing (x) $1,500,000 divided by the 30-Day VWAP by (y) 6000; and (iii) $50M Revenue Target, that number of shares of Series C Preferred Stock equal to the quotient obtained by dividing (x) $2,500,000 divided by the 30-Day VWAP by (y) 6000.

Buyer Exchange Shares shall mean 10,000 shares of the Series C Preferred Stock.

Buyer SEC Documents shall mean all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by Buyer with the SEC.

Closing shall have the meaning set forth in Section 1.3.

Closing Date shall have the meaning set forth in Section 1.3.

Code shall have the meaning the Recitals.

Company Bylaws shall mean the Bylaws of Skytech Automated Solutions Inc., as amended to the date of this Agreement.

Company Certificate of Incorporation shall mean the Certification of Incorporation of Skytech Automated Solutions Inc., as amended to the date of this Agreement.

Company Common Stock shall have the meaning the Recitals.

Company Disclosure Schedules shall have the meaning set forth in ARTICLE III.

Company Intellectual Property shall have the meaning set forth in Section 3.7(b).

Company IP Registrations shall mean all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by Skytech Automated Solutions Inc.

Company Material Adverse Effect shall have the meaning set forth in Section 3.1.

Company EBITDA Schedule shall have the meaning set forth in Section 5.1(b).

Company Revenue Schedule shall have the meaning set forth in Section 5.1(a).

Earnout Period shall have the meaning set forth in Section 1.2(a).

EBITDA-Based Equity Grants shall have the meaning set forth in Section 5.1(b).

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange shall have the meaning set forth in Section 1.1.

Governmental Entity shall mean any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

Insurance Policies shall have the meaning set forth in Section 3.8.

Intellectual Property shall have the meaning set forth in Section 3.7(a).

Law shall mean any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

Legal Action shall mean any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, examinations, or other similar legal proceedings by or pending before any Governmental Entity, arbitrator, mediator, or other tribunal.

Liabilities shall have the meaning set forth in Section 3.17.

Lien shall mean any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

Lock-up Period shall have the meaning set forth in Section 5.2.

Loss shall have the meaning set forth in Section 6.3.

OTC shall have the meaning the Recitals.

Pro Rata Portion means, as to any Seller, that certain percentage of ownership of Skytech Automated Solutions Inc., as set forth in Appendix B attached hereto.

Restricted Buyer Securities shall have the meaning set forth in Section 5.2.

Revenue-Based Equity Grants shall have the meaning set forth in Section 5.1(a).

Revenue Target, $5M Revenue Target, $10M Revenue Target, $25M Revenue Target, and 50M Revenue Target shall have those meanings set forth in Section 1.2(a).

SEC shall mean the U.S. Securities and Exchange Commission.

Series C Preferred Stock means the shares of Series C Preferred Stock, par value $0.001 per share, of Nightfood Holdings, Inc.

Securities Act shall mean the Securities Act of 1933, as amended.

Taxes shall have the meaning set forth in Section 3.12(a).

30-day VWAP means, for the thirty (30) consecutive trading days prior to and as of the Closing Date, the dollar volume-weighted average price, rounded up to the nearest cent, for the Buyer Common Stock on the OTC during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by the OTC Markets Group, Inc.

APPENDIX B

PRO RATA PORTION OF THE SELLERS

	Skytech Automated Solutions Inc.		Nightfood Holdings, Inc.
Name of Stockholder	No. of Shares of Common Stock	Percentage Owned	No. of Shares of Series C Preferred Stock	As-Converted (into Common Stock)
Philip David Garcia	40	40%	4,000	24,000,000
Jordan Ellis	25	25%	2,500	15,000,000
Ruben Garcia	12.5	12.5%	1,250	7,500,000
Robb Floco	12.5	12.5%	1,250	7,500,000
Ried Floco	10	10%	1,000	6,000,000